Exhibit 99.1

July 25, 2017

VIA HAND DELIVERY

Mr. Julian Singer

TAR SITO LendCo LLC

2200 Fletcher Avenue 5th Floor

Fort Lee, NJ 07024

With a copy to:

Paul N. Silverstein, Esq.

Jeremy B. Reckmeyer, Esq.

Andrews and Kurth LLP

450 Lexington Avenue

New York, NY 10017

Dear Mr. Singer:

Reference is made to (i) that certain Revenue Sharing and Note Purchase Agreement (as amended and/or supplemented from time to time, the “NPA”), dated as of October 3, 2014, (ii) that certain Security Agreement (as amended and/or supplemented from time to time, the “Security Agreement”), dated as of October 3, 2014, (iii) that certain Patent Security Agreement (as amended and/or supplemented from time to time, the “Patent Security Agreement”), dated as of October 3, 2014, (iv) that certain Patent License Agreement (as amended and/or supplemented from time to time, the “Patent License Agreement”), dated as of October 3, 2014, (v) that certain Blocked Account Control Agreement (as amended and/or supplemented from time to time, the “Control Agreement”), (vi) that certain Senior Note due March 31, 2018 (as amended and/or supplemented from time to time, the “Secured Note” and, collectively, together with the NPA, the Security Agreement, the Patent Security Agreement, the Patent License Agreement, and the Control Agreement, and any and all additional documents delivered in connection with the foregoing, the “Loan Documents”), dated as of October 3, 2014, issued by the Company Parties. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the NPA.

We are in receipt of your letter dated July 25, 2017 to SITO Mobile, Ltd. (the “Company”), in which you allege the occurrence and continuance of certain Events of Default under the Loan Documents, as specified in your letter. Based upon our review of the Loan Documents, and following consultation with the Company’s legal counsel, the Company does not believe that any such Event of Defaults have occurred.

July 25, 2017

For your reference, we note the following:

(i) You allege that a Change of Control has occurred under Section 7.1.6 of the NPA. This allegation is completely without merit, as a “Change of Control” is defined under the NPA as follows:

“Change of Control” means (x) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), either becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act of 1934), directly or indirectly, of equity interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Parent or (y) Parent ceases to own all of the equity interests in Licensee and Owner, other than interests held by the Collateral Agent.

As there clearly has been no Change of Control of the Company, no Event of Default under Section 7.1.6 of the NPA has occurred. In light of the absence of any circumstances that could reasonably be deemed to constitute a Change of Control of the Company, we believe that your assertion of an Event of Default has occurred on this basis was made in bad faith.

(ii) We are in receipt of your notice dated July 18, 2017 (the “July 18 Demand”), in which you request information relating to the Patents, the Company Parties’ actions relating to the monetization of the Patents, and other information and documents set forth therein. The Company engaged corporate counsel and intellectual property counsel to prepare a fulsome response to your substantial and comprehensive requests immediately upon receipt of the July 18 Demand. We understand that our corporate counsel contacted your counsel, Andrews Kurth Kenyon LLP, upon receipt of July 18 Demand and at that time advised Andrews Kurth that the Company was reviewing the July 18 Demand and preparing a response that would comply with your requests, to the extent such requests are consistent with the Loan Documents. Section 6.6 of the NPA does not provide a deadline for responding to information requests, and we intend to provide an appropriate response as promptly as practicable. Based on the advice of our counsel, we believe that a sufficient amount of time has not passed since the receipt of your July 18 Demand to even remotely justify your declaration of an Event of Default, especially in light of the substantial volume of data and other information you have requested and our ongoing efforts to gather and provide such information to you. Moreover, considering that our counsel promptly advised Andrews Kurth of our intention to provide a response to your July 18 Demand, that we are actively gathering the requested information and that it has been only four business days since the date of your July 18 Demand, we believe your claim that an Event of Default has occurred on this basis is also being made in bad faith.

July 25, 2017

(iii) The Company has used best efforts to diligently pursue the monetization of the Patents, to provide regular updates to the Majority Purchasers with respect to such activities and to consult with the Majority Purchasers with respect to such activities. As requested on July 18, 2017, the Company is gathering appropriate evidence of such activities and will provide such information to you under separate cover.

(iv) The Company has properly complied with Section 211 of the Delaware General Corporate Law, which requires that the Company either hold an annual meeting or “take action by written consent to elect directors in lieu of an annual meeting” at least every 13 months. As you are well aware, the recent consent solicitation that was completed on June 2, 2017 satisfies this requirement in full. The Company has complied in all material respects with all valid Legal Requirements applicable to it.

(v) The Company will provide a report calculating in detail its Monetization Revenues to the Note Purchasers and the Revenue Participants on or before August 25, 2017 (30 days following the date of your letter, as provided in the NPA), if any amounts then remain outstanding under the NPA.

(vi) The Company will cause its Subsidiary, Double Vision Networks, Inc., to execute Collateral Documents and take actions necessary to grant the Collateral Agent, and perfect, liens on its material assets, no later than August 25, 2017, if any amounts then remain outstanding under the NPA. Double Vision Networks, Inc. has no material assets.

In light of the foregoing, the Company is confident and hereby asserts that no Event of Default has occurred or is continuing under the NPA or the Loan Documents. None of the facts alleged by your letter dated July 25, 2017 suggest otherwise. For the reasons described above, we believe that the claims you have made in your July 25, 2017 letter—that Events of Default have occurred and are continuing under the Loan Documents—are frivolous and without merit. Further, we are concerned that you have made these claims for the principal purposes of adversely impacting the Company’s pending registered offering of registered securities, the proceeds of which are intended to be used to repay the principal amount of, and all accrued and unpaid interest under, the Secured Note, and manipulating the price of our publicly held common stock, in direct violation of federal securities laws. We intend to promptly share our views with the U.S. Securities and Exchange Commission and applicable state regulators, and hereby request that you cease and desist from making unfounded claims relating to the Loan Documents.

July 25, 2017

The Company reserves all rights under the NPA and the Loan Documents and applicable law with respect to the matters discussed herein. Nothing contained in this letter is intended to limit, nor shall it be deemed to limit or in any way affect, any of the Company’s rights or remedies under any Loan Document or applicable federal and state law.

Sincerely,

/s/ Thomas J. Pallack
Thomas J. Pallack
Chief Executive Officer